Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated January 6, 2017, with respect to the financial statements as of August 31, 2016 and December 31, 2015 of The 401(k) Plan included in this Annual Report (Form 11-K) for the period ended August 31, 2016.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
January 6, 2017